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                                                                 EXHIBIT 10.12


                PLAN AND AGREEMENT OF MERGER AND REORGANIZATION


     PLAN AND AGREEMENT OF MERGER AND REORGANIZATION (HEREINAFTER REFERRED TO AS "AGREEMENT"), MADE AS OF THE 11 DAY OF JANUARY, 1996, BY AND BETWEEN F & M BANK-LAKELAND, A WISCONSIN BANKING CORPORATION, AND BRADLEY BANK, A WISCONSIN BANKING CORPORATION.

1. Definitions.

     The following definitions shall apply in this Plan and Agreement of Merger and Reorganization:

     1.1 "Agreement" shall mean this Plan and Agreement of Merger and Reorganization.

     1.2 "BANK" shall mean Bradley Bank, 227 West Wisconsin, P.O. Box 335, Tomahawk, Wisconsin 54487.

     1.3 "Bank Stock" shall mean BANK's voting capital stock, $10.00 par value.

     1.4 "Bank Stock Formula Price" shall mean the value of Bank Stock determined in accordance with subparagraph 3.2.

     1.5 "Bank Counsel" shall mean Thomas J. Naleid, S.C., 139 North Second Avenue, P.O. Box 339, Park Falls, Wisconsin 54552-0339, Attn: Thomas J. Naleid, Esq.

     1.6 "Bank Shareholders" shall mean the shareholders of BANK shown on the attached Exhibit 1.6.

     1.7 "Closing Date" shall be set by mutual agreement of BANK and F & M once all conditions precedent have been met or waived.

     1.8 "Effective Time" shall mean the date on which the Certificate of Consolidation issued by the State of Wisconsin Commissioner of Banking (the "Commissioner") is recorded with the Lincoln County Register of Deeds. The Certificate of Consolidation shall be filed as soon as possible after the


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conditions precedent to this merger have been met or waived by F & M and BANK, but not prior to the Closing Date.

     1.9 "F & M" shall mean F & M Bank-Lakeland, Hwy. 51 and Townline Road, Woodruff, Wisconsin 54568.

     1.10 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860, Attn.:
Randall A. Haak, Esq.

     1.11 "Proxy Statement" shall mean the document prepared by BANK to solicit proxies from the Bank Stockholders to vote their shares in favor of the merger contemplated by this Agreement at a special shareholders meeting to be held by BANK.

     1.12 "Valuation Date" shall mean the last day of the month prior to the month in which closing occurs.

2. Preamble.

     F & M and BANK are Wisconsin banking corporations. F & M and BANK, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M and BANK each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

     The parties have considered the proposed merger and believe that a merger between F & M and BANK will be in the best interest of their respective corporations and shareholders. The merger of BANK into F & M is intended to constitute a reorganization within


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the meaning of Sections 368(a)(1)(A) of the Internal Revenue Code of 1986, as
amended.

     In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3. Merger of BANK into F & M.

     3.1 Surviving Corporation. At the Effective Time of the merger, BANK shall be merged into F & M in accordance with the laws of the State of Wisconsin. F & M shall be the surviving corporation and the separate corporate existence, identity, and organization of BANK, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, F & M shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of BANK and shall be subject to all liabilities, obligations, limitations and duties of BANK as described in this Agreement.

     3.2 Exchange of Bank Stock. At the Effective Time, all Bank Shareholders will receive cash for their shares of Bank Stock. The price per share of Bank Stock to be paid by F & M shall be calculated as follows:

          (a) Bank's Equity shall be determined as of the Valuation Date as the sum of its capital stock, additional paid-in capital, capital surplus and undivided profits and capital reserves (less treasury stock, if any), all determined in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, but shall not include any amount




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(regardless of whether the amount increases or decreases Bank's Equity) for any adjustment to Bank's Equity made pursuant to FASB 115.

     Bank's Equity may be subject to adjustment to the extent not reflected in the amount determined as set forth above (i) for any loans or leases which are considered as, or have the probability of becoming, losses based upon F & M's due diligence review of BANK; (ii) in the event BANK's reserve for loan and lease losses is less than 1.30%, by the amount necessary to bring the reserve to 1.30%; (iii) as a result of any change in business practices or accounting procedures prior to the Closing Date which have the effect of inflating Bank's Equity; (iv) as the result of a material change in the business of BANK or an increase in its liabilities (exclusive of deposits) discovered by F & M after the execution of this Agreement; (v) to reflect the fair market value of any OREO held by BANK; (vi) for the amount of expenses incurred by BANK in connection with this transaction, including, but not limited to, attorney's fees, accounting fees, expenses of preparing the Proxy Statement and soliciting proxies, which have not been accrued and accounted for prior to the Valuation Date; (vii) for the amount of any adjustment to Bank's Equity made pursuant to FASB 115; (viii) the amount of any obligation to any employee, officer, director or shareholder which may become payable after the Closing Date at the option of the employee, officer, director or shareholder as a result of the transaction contemplated by this agreement; and (ix) as a result of any unfunded or underfunded liability in any defined benefit pension




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plan maintained by BANK, assuming the complete termination of such plan, any costs of bringing such plan into compliance with law and any costs of terminating such plan.

          (b) Bank's Equity thus determined shall be multiplied by 1.90 to determine the aggregate consideration for all shares of Bank Stock (the "Price"). The Price shall be divided by the total number of issued and outstanding shares of Bank Stock (presently 24,000), extended to three decimal places, to determine the Bank Stock price per share ("Bank Stock Formula Price").

          (c) The Bank Stock Formula Price shall be multiplied by the number of shares of Bank Stock held by each Bank Shareholder to determine the amount paid to each Bank Shareholder.

          (d) Notwithstanding, any of the foregoing BANK Shareholders who elect their statutory appraisal rights in compliance with Wis. Stats. Section 221.25 shall not receive the consideration described above, but shall receive the value of the shares to which the election was filed as of the day prior to the date on which the BANK Shareholders vote on this transaction.

     3.3 Articles of Incorporation. The Articles of Incorporation of F & M in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.



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     3.4 Bylaws.  The bylaws of F & M in effect immediately prior to the
Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

     3.5 Officers and Directors. The officers and directors of F & M at the Effective Time of the merger shall remain as the officers and directors of the surviving corporation.

     3.6 BANK Special Shareholders Meeting. BANK shall call a special shareholders meeting in accordance with the BANK's bylaws and as required by law at a mutually agreeable time and place for the purpose of voting on the merger contemplated by this Agreement. BANK shall deliver the Proxy Statement to the Bank shareholders in a timely manner prior to this special shareholders meeting.

4. Representations and Warranties of BANK. BANK, by its duly authorized officers, directors, or other agents and Park Falls Agency, Inc. ("PFA"), as BANK's controlling shareholder, jointly and severally make the following representations and warranties to F & M, each of which is true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to F & M and shall survive the closing and the transactions contemplated hereby:

     4.1 Ownership and Authority. The current BANK Shareholders are listed on the attached Exhibit 1.6.

     4.2 BANK Organization and Authority.

          (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own,



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operate and lease its properties and to carry on its business as now being conducted. BANK operates two offices in Tomahawk, Wisconsin. BANK has a wholly owned subsidiary, Wisconsin River Investment Corporation ("WRIC") which is duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power, authority and approvals to own, operate and lease its properties and to carry on its business as now being conducted. BANK and WRIC have received all necessary corporate approval and authorization and regulatory approval and such approvals remain in full force and effect and in good standing.

          (b) BANK is authorized to issue Twenty-four Thousand (24,000) shares of Bank Stock. BANK has Twenty-four Thousand (24,000) shares of Bank Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable. WRIC is authorized to issue Two Thousand Five Hundred (2,500) shares of stock of which Two Thousand Five Hundred (2,500) shares are issued and outstanding and fully paid and nonassessable.

          (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.

          (d) WRIC has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into WRIC's securities and has



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not agreed to issue or sell any additional securities of any type.

     4.3 Financial Matters.

          (a) True copies of BANK's financial statements, consisting of balance sheets, statements of operations, statements of cash flow and statements of shareholders' equity as of the close of business on December 31, 1994, 1993, and 1992, and for the interim period ended September 30, 1995 (except for statements of stockholders' equity) have been delivered by BANK to F & M ("Bank Financial Statements"). All of Bank Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of BANK as of their respective dates, and the earnings for the periods covered, in accordance with generally accepted accounting principles, applied on a consistent basis.

          (b) BANK and WRIC have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the Bank Financial Statements as of December 31, 1994, free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, for real estate and personal property taxes for 1995 which are not yet due. Neither BANK nor WRIC have any notice of any special assessment which will be levied or assessed against any real property owned or leased by them. All real property owned, operated or leased by BANK or WRIC is in full compliance with all applicable federal, state and local statutes and regulations including, but not limited to, any



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building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances, and regulations.

          (c) All property and assets of or currently in use by BANK or WRIC or in which they have an interest or of which they are in possession are in good operating condition and repair subject only to normal wear and tear. A schedule of all real and personal property owned by BANK and WRIC is attached as Exhibit 4.3(c). If BANK or WRIC leases any real or personal property, a separate schedule clearly identifying such leased property shall be attached to this Agreement as a part of Exhibit 4.3(c).

     4.4 Changes Since December 31, 1994. Since December 31, 1994, with respect to BANK and WRIC there has not been:

          (a) Any loss, damage, destruction or failure to maintain the tangible assets of BANK or WRIC (whether or not covered by insurance), which will adversely affect the financial condition or operations of BANK or WRIC.

          (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by BANK or WRIC ineffective in whole or in part.

          (c) Any acquisition by BANK or WRIC of a capital asset at a cost in excess of Five Thousand Dollars ($5,000.00) except as shown on Exhibit 4.4(c).

          (d) Any amendment to the Articles of Incorporation or Bylaws of BANK or WRIC.



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          (e) Any change in accounting procedures, practice or methods from those used by BANK or WRIC in preparing the Bank Financial Statements.

          (f) Except for salary and/or wage increases implemented in September, 1995, any increase in or agreement to increase salaries, wages, fringe benefits, benefits under any plan subject to ERISA or other compensation of any officers, directors, employees or agents of BANK or WRIC.

          (g) Any issuance or agreement to issue directly or indirectly any additional shares of stock or other securities by BANK or WRIC on or before the Closing Date or thereafter.

          (h) Any declaration, setting aside or payment of any dividend or any distribution in respect to BANK's stock or any redemption, purchase or other acquisition by BANK of any stock of or any other repayments to the shareholders of BANK.

          (i) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases) of BANK or WRIC.

          (j) Any borrowings from financial institutions in addition to those disclosed by the December 31, 1994, Bank Financial Statements.

          (k) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of BANK or WRIC except as disclosed by the December 31, 1994, Bank Financial Statements.

          (l) Any sale, transfer or other disposition of assets of BANK or WRIC except in the normal course of business and



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consistent with past practices, provided, however, that neither BANK nor WRIC may dispose of any securities prior to maturity without the prior written consent of F & M.

          (m) Any material change in the manner in which business was being conducted by BANK or WRIC prior to December 31, 1994, or other material failure by BANK to use its best efforts to maintain its present business organization (subject to the terms of this Agreement), employees and customers.

          (n) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirements or other conditions which are materially different from those upon which BANK made loans prior to December 31, 1994.

          (o) Any other material event, transaction or condition not in the normal course of business.

          (p) Any other materially adverse change in BANK's or WRIC's prospects, financial condition, assets, liabilities, properties or business.

          (q)  Any acquisition of brokered deposits by BANK.

     4.5 Liabilities.

          (a) Neither BANK nor WRIC has any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving BANK or WRIC or their respective officers, directors, employees, agents or servants prior to the date of this Agreement which are not disclosed by the Bank Financial Statements described above. To the best of our knowledge, after due and diligent inquiry, as of



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the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities for BANK or WRIC.

          (b) To the best of our knowledge, after due and diligent inquiry, all parties with whom BANK or WRIC have contractual arrangements are in compliance therewith. Neither BANK nor WRIC is in default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of BANK or result in the creation of any lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of BANK or WRIC. None of the contracts to which BANK or WRIC is a party will be adversely affected by the transaction contemplated by this Agreement.

          (c) To the best of our knowledge, after due and diligent inquiry, BANK and WRIC are in compliance with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws.

          (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of our knowledge after due and diligent inquiry, threatened against or involving BANK or WRIC or affecting their assets, properties or business. After making due and diligent inquiry, we do not know, or have any



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grounds to know, of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

          (e) The assets and liabilities or potential liabilities of BANK and WRIC are fully insured, except for deposits, repurchase agreements or other similar deposit-type instruments, and except for deductibles thereunder. All policies of insurance carried by BANK and WRIC are in full force and all premiums thereon are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of BANK and WRIC required to be bonded. The limits of coverage of such insurance and bonds are disclosed in the attached Exhibit 4.5(e). Said insurance and bonds including but not limited to general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

     4.6 Taxes. BANK and WRIC have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and have paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in Bank Financial Statements and which will be provided for in any subsequent financial statements will be adequate for the payment of any unpaid taxes as of such dates. BANK's federal income tax return has never been audited. Neither BANK nor WRIC have waived any restrictions on the assessment or



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collection of taxes or consented to the extension of any statute of limitations relating to any tax liability. We have no knowledge of any possible material deficiency or assessments in respect to state or federal income tax returns or other tax returns filed by BANK or WRIC

     4.7 Contracts and Commitments. Neither BANK nor WRIC have any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have an adverse effect on the operations, profitability or net worth of BANK or WRIC.

     4.8 Reporting and Withholding on Payment of Interest. To the best of our knowledge after due and diligent inquiry, BANK has fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by it, and has complied with all provisions requiring the withholding for income taxes on such amounts when required. BANK has instituted adequate procedures to assure compliance with such provisions. To the best of our knowledge after due and diligent inquiry, all reporting to the IRS required of BANK has been done in a timely manner via proper medium.

     4.9 Employees and Employee Benefits.

          (a) Neither BANK nor WRIC is a party to or bound by any written or oral (i) employment or consulting contract which


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is not terminable at will by the BANK or WRIC as the case may be without penalty, (ii) employee bonus, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option plan or other employee benefit or employee welfare plan except as listed on Exhibits 4.9(b) and 4.9(c) to this Agreement.

          (b) All pension, profit sharing, or other employee pension benefit plans of BANK ("the Plans") are described in Exhibit 4.9(b) and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, and in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To our best knowledge, after due and diligent inquiry, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would adversely affect such Plans' qualified status or compliance as above described or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans.

          (c) All employee welfare benefit plans of BANK (the "Welfare Plans") are described in Exhibit 4.9(c) and are now, and will continue until the Closing Date to be, and in full



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compliance with the Code and the Employee Retirement Income Security Act of 1974
as amended ("ERISA"). To BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. BANK has no knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

          (d) No person or governmental agency has made any claim against BANK or WRIC arising out of any statute, ordinance or regulation alleging (i) discrimination against applicants for employment, employees or the public, (ii) any employment practices, policies or procedures are discriminatory or have been breached, (iii) a failure to comply with wage and hour laws, rules or regulations, (iv) a violation of occupational safety and health statutes, regulations or standards or (v) unfair labor practices.

     4.10 Environmental Matters.

          (a) There has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned or leased to BANK or WRIC or, to the best of our knowledge upon any



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real estate or property which secures any loan made by BANK or which BANK has a right to acquire upon foreclosure or otherwise.

          (b) To the best of our knowledge, there has been no such releases on, upon or into any real property adjoining or in the vicinity of real property described in paragraph 4.10(a), above which through air, soil or ground water migration could have come to be located upon any property owned or leased by BANK or WRIC, or which secures a loan made by BANK or may be acquired by BANK in foreclosure.

     4.11 Accuracy of All Statements. No representation or warranty in this Agreement or any BANK Financial Statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of BANK pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue material fact or omits or shall omit a material fact necessary to make the information, representation or warranty contained therein not misleading.

     4.12 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by PFA without the intervention of any broker or third party. Neither PFA nor BANK has engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.



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5. Representations and Warranties of F & M.

     F & M makes the following representations to BANK, each of which is true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore, or hereafter made by or any notice to BANK except as set forth herein.

     5.1 Organization and Authority.

          F & M is a Wisconsin banking corporation, duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

     5.2 Performance of this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of F & M's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M is a party, or by which F & M is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval of the sole shareholder of F & M and the appropriate federal and state banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M is subject except as set forth in this Agreement.


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

     5.3 No Warranty or Representation as to Tax Consequences. PFA and the Bank Shareholders expressly understand and agree that neither F & M nor its corporate parent, nor their respective directors, officers, employees, agents, attorneys, accountants or affiliated corporations (acting on behalf of F & M) have made or are expected to make any warranty, representation, covenant or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences to the BANK Shareholders of any action in furtherance of, pursuant to or in any way related to this Agreement. The BANK Shareholders assume any and all responsibility for any tax consequences to them from this transaction and waive any and all claims in any way related to the tax consequences of this transaction against F & M and its directors, officers, employees, agents, attorneys or accountants (acting on behalf of F & M). In the event F & M receives actual notice from the IRS challenging the tax-free nature of this reorganization or any prior reorganization before the Closing Date, F & M will inform BANK of such notice.

     5.4 Directors, Officers and Employees of BANK.  Neither    F & M or its
directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK or F & M following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of BANK.

     5.5 Accuracy of All Statements. No representation or warranty by F & M in this Agreement or otherwise, nor any



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financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F & M pursuant to this Agreement, nor any document or certificate delivered to BANK pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue material fact or omits or shall omit a material fact necessary to make the representations or warranty statement contained therein not misleading.

     5.6 Proxy Statement. With respect to information provided by F & M, the Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     5.7 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M with BANK without the intervention of any broker or third party. F & M has not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

     6. Covenants of BANK and PFA.

     BANK and PFA hereby covenant and agree as follows:

     6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents


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of BANK and BANK shall furnish or cause to be furnished to F & M and its authorized representative all information with respect to the affairs and business of BANK as F & M may reasonably request. 6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, BANK and
WRIC:

          (a) Shall carry on their business diligently and substantially in the same manner as heretofore; neither BANK nor WRIC shall engage in or institute any unusual or novel methods of doing business.

          (b) Shall not grant any increase in the rates of pay or other benefits provided to its employees, nor grant any increase or make any decrease in the benefits under any pension plan or other contract or commitment.

          (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with BANK's past business practices.

          (d) Shall not create any indebtedness other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M or (iii) indebtedness necessary to do the acts and things contemplated by this Agreement.

          (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of the Bank Stock, or directly or indirectly redeem, purchase or otherwise acquire any Bank Stock, or grant any stock warrant or stock option or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of Bank Stock, stock or any other security.

          (f) Shall not amend their Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

          (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all real and personal property in a normal and prudent business manner.

          (h) Shall use their best efforts (without making any commitments on behalf of F & M) to keep their business organization intact, to keep available to F & M the present key officers and employees of BANK and to preserve for F & M the present relationships of BANK with its suppliers, customers and others having business relations with them.

          (i) Shall not sell or dispose of any property or assets except in the normal course of business, including but not limited to, selling or disposing of any securities held by BANK or WRIC prior to their normal maturity dates.

          (j) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations or other investigation that may be threatened, brought, asserted or commenced against either of them or their officers, directors, employees or agents, or involving in any way the business, properties or assets of BANK or WRIC.

          (k) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available from competitive sources.

          (l) Shall not allow BANK's primary capital to asset ratio (12 C.F.R.
Part 325 method), determined in accordance with generally accepted accounting principles applied on a consistent basis to drop below eight percent (8%).

          (m) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Commissioner, the FDIC or any other regulatory agency having jurisdiction over BANK or WRIC.

          (n) Shall prepare the Proxy Statement so as to provide full and adequate disclosure of all material facts and information regarding this transaction and shall not omit any material facts or information from the Proxy Statement necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Said Proxy Statement will be delivered to the Bank Shareholders prior to BANK's special shareholders' meeting held to vote on this transaction in a timely manner as required by law and by the BANK's bylaws.

          (o) Shall not take any action to cause a temporary or other increase not in the normal course of business in the Bank Stock Formula Price as of the Valuation Date.

7. Covenants of F & M. F & M hereby covenants and agrees to provide such information as BANK may reasonably request for use in preparation of the Proxy Statement.

8. Conditions Precedent to F & M's Obligations. Each and every obligation of F & M to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     8.1 Truth of Representations and Warranties. The representations and warranties given in this Agreement or given on behalf of BANK or WRIC hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and BANK and WRIC shall have complied with all other terms, conditions and covenants of this Agreement.

     8.2 Compliance with Covenants. BANK shall have performed and complied with all its obligations under this Agreement which are to be performed or complied with by it prior to or as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

     8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

     8.4 BANK's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by BANK's directors and shareholders in accordance with the laws of the State of Wisconsin, including but not limited to the provisions of Wis. Stats. Section 221.25. The BANK and PFA agree to proceed in good faith to obtain these approvals.

     8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received.

     8.6 Accuracy of Financial Statements. F & M and its representatives shall be reasonably satisfied as to the accuracy of all interim balance sheets, statements of income and other financial statements of BANK furnished to F & M for periods ended after December 31, 1994. In the event this transaction is not closed prior to December 31, 1995, BANK shall deliver 1995 (unaudited) financial statements to F & M as soon as practicable for the period ended December 31, 1995 at BANK's expense.

     8.7 Time Limit on Closing.  Closing shall have taken place by April 15,
1996.

     8.8 Legal Opinion. F & M shall have received the opinion of Bank's Counsel referred to in subparagraph 10.3(b).

     8.9 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M may reasonably request shall
have been delivered to F & M.   BANK shall have delivered certificates in such
detail
as F & M may reasonably request as to comply with the conditions set forth in this Article 8.

     8.10 Appraisal Rights. The Bank Shareholders who elect their statutory appraisal rights pursuant to Wis. Stats. Section 221.25 shall hold less than five percent (5%) of the issued and outstanding shares of Bank Stock.

     8.11 Proxy Statement. The Proxy Statement will not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

     8.12 No Change Prior to Closing Date. No material adverse change in the business or financial condition of BANK shall occur after the Valuation Date but prior to the Closing Date.

9. Conditions Precedent to BANK's Obligations.

     Each and every obligation of BANK to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

     9.1 Truth of Representations and Warranties. The representations and warranties made by F & M in this Agreement or given on its behalf hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     9.2 F & M's Compliance. F & M shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by them prior to or as of the Closing Date, including delivery of the closing documents.

     9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M or BANK, or any of the affiliates, associates, officers, directors, or employees of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

     9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as BANK may reasonably request shall have been delivered to BANK. F & M shall have delivered certificates in such detail as BANK may reasonably request as to compliance with the conditions set forth in this Article 9.

     9.5 F & M's Director and Shareholder Authorization. The transaction contemplated by this Agreement shall have been duly and validly authorized by F & M's directors and shareholders in accordance with the laws of the State of Wisconsin. F & M covenants to proceed in good faith to obtain such approvals.

     9.6 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received, provided the failure to obtain the same was not the result of an act or omission by BANK.

     9.7  Time Limit on Closing.  Closing shall have taken place by April 15,
1996.

     9.8 Legal Opinion. BANK shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(c).

     9.9 Proxy Statement. The Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

10. Closing.

     10.1 Time and Place. The closing of this transaction ("closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

     10.2 Rights of Bank Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of Bank Stock, each such outstanding certificate, which prior to the Effective Time represented shares of Bank Stock, shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the cash into which such shares have been converted; provided, however, that unless and until any such certificates representing Bank Stock shall be so surrendered, the cash shall be withheld by F & M. Delivery of cash to former Bank

Shareholders who have tendered their certificates for their shares of Bank Stock at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

     10.3 Documents to be Delivered by BANK. At the time of or prior to the closing, BANK shall deliver the following documents:

          (a) A certificate by the officers of BANK that the representations and warranties made by BANK in this Agreement are true and correct on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date and that BANK has performed and complied with all of its obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date.

          (b) A written opinion from counsel for BANK dated as of the Closing Date addressed to F & M, and McCarty, Curry, Wydeven, Peeters & Haak, reasonably satisfactory in form and substance to counsel for F & M to the effect that:

               (i) The matters set forth in subparagraphs 4.2, 4.3, 4.4(c), 4.5(d), 4.5(g) and 4.5(h) are as represented.

               (ii) To the best of such counsel's knowledge, based upon such counsel's independent investigation,the matters set forth in subparagraphs 4.6, 4.8, 4.9, 4.10(b) 4.10(c) and 4.12 are as represented.

               (iii) That at a special shareholders meeting of BANK, duly called and held, the Bank Shareholders approved this transaction and the merger of BANK into F & M as required by law and by the BANK's Articles of Incorporation and Bylaws.

               (iv) That a duly authorized officer, proxy or attorney-in-fact of PFA has voted the shares of Bank Stock owned by PFA in favor of the merger contemplated by this Agreement.

               (v) Based upon the knowledge of such counsel, as a part of its independent investigation, such counsel does not have any knowledge of any inaccurate, false or misleading statement in, or of the omission of any material fact or information from, the Proxy Statement.

          (c) An Incumbency Certificate for the officers executing the documents on behalf of BANK and PFA in connection with the transaction contemplated hereby.

          (d) Copies of the Articles of Incorporation and Bylaws of BANK and WRIC, duly certified by their custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

          (e) Certified resolutions of BANK's Board of Directors and Shareholders approving the merger contemplated by this Agreement and certified resolutions of PFA designating the officer, proxy or attorney-in-fact authorized to vote the shares of Bank Stock owned by PFA in favor of the merger contemplated by this Agreement.

          (f) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

     10.4 Documents to be Delivered by F & M.   F & M shall deliver the
following documents:

          (a) Checks for the required cash payments as determined under Article 3 of this Agreement. Such checks will be in the name of Bank Shareholders entitled to the same in accordance with their interest in BANK as of the Effective Time provided, however, that such cash need not be delivered until such time as the provision of paragraph 10.2 have been complied with by such Shareholders.

          (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M.

          (c) A certificate by an executive officer of F & M that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M in this Agreement are true and correct as of the Closing Date and (ii) that F & M has performed and complied with all of its obligations which are to be performed or complied with by or prior to or as of the Closing Date.

          (d) A written opinion from counsel for F & M dated as of the Closing Date addressed to BANK and Bank Counsel, reasonably satisfactory in form and substance to BANK counsel to the effect that:

               (i) The matters stated in paragraphs 5.1, and 5.2 are as represented.

               (ii) To the best of such counsel's knowledge but without making any independent investigation or verification, the matters stated in paragraph
5.6 are as represented.

11. Law Governing.

     This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12. Assignment.

     This Agreement may not be assigned in whole or in part without the written consent of the other parties.

13. Amendment and Modification.

     This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M and BANK.

14. Abandonment.

     This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

          (a) By mutual consent of F & M and BANK;

          (b) By F & M if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M or if Exhibits as described in the Agreement to be provided by BANK have not been delivered to F & M, in the form and substance reasonably satisfactory to F & M and consistent with representations made by BANK, within at least ten (10) working days before the Closing Date; or

          (c) By BANK if any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by BANK.

     In the event of termination and abandonment by any party as provided in this Article, written notice shall forthwith be given to the other party setting forth the condition which has not been met or the default in performance. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such default, the time to do so may be extended for such period as the parties may agree not to exceed thirty (30) days provided however, that the Valuation Date shall be established as if the default had not occurred. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.

15. Notices.

     All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, if delivered by hand, upon actual delivery or if by mail, by certified mail - return receipt requested with postage prepaid or by private courier, upon receipt by the addressee, or if by telecopy (with a copy sent by first class mail) upon receipt of the transmission by the addressee:

          (a) If to BANK, to Tim Rose, Secretary, Park Falls Agency, Inc. c/o First National Bank of Park Falls, 110 North Second Street, P.O. Box 250, Park Falls, Wisconsin 54552, FAX: 715-762-2416, with a copy to Thomas J. Naleid, Esq., Thomas J. Naleid, S.C., 139 North Second Street, P.O. Box 339, Park Falls, Wisconsin 54552-0339, FAX: 715-762-2661.

          (b) If to F & M, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 414-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130,
FAX: 414-766-4756.

     The place to which notice is to be given may be changed by notice given in accordance with this Article.

16. Entire Agreement.

     This Agreement with Exhibits embodies the entire Agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17. Counterparts.

     This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18. Binding Effect.

     This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19. Headings.

     The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20. Further Documents.

     F & M, BANK and PFA agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.



                              F & M BANK-LAKELAND ("F & M")


                              By:__/s/____________________________
                                 Gail E. Janssen
                                 Chairman of the Board


                              ATTEST:


                              By:__/s/____________________________
                                 David J. McDonald
                                 President


                              BRADLEY BANK ("BANK")


                              By:__/s/_____________________________
                                 Tim Rose
                                 Chairman of the Board

                                    ATTEST:



                                    By:__/s/____________________________
                                       Jonathan J. Rose
                                       President


                                    PARK FALLS AGENCY, INC. ("PFA")


                                    By:__/s/_____________________________
                                       Arnold J. Stueber, Sr.
                                       President

                                    ATTEST:



                                    By:__/s/____________________________
                                       Timothy P. Rose
                                       Secretary